EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of UnionBanCal Corporation on Form S-4 of our report dated January 16, 2002, appearing in the Annual Report on Form 10-K of UnionBanCal Corporation for the year ended December 31, 2001 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/  Deloitte & Touche LLP
San Francisco, California

September 13, 2002